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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-57416) and related Prospectus of The Williams Companies, Inc. for the registration of $700 million of Debentures and $400 million of Putable Asset Term Securities and to the incorporation by reference therein of our report dated February 28, 2001, except for the matters described in Note 3 therein, as to which the date is April 23, 2001, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Current Report on Form 8-K filed May 22, 2001 with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Tulsa, Oklahoma
May 25, 2001